Exhibit 99.1

ALLOS THERAPEUTICS RECEIVES ORPHAN DRUG
DESIGNATION FROM U.S. FDA FOR EFAPROXYN™

Westminster, CO, August 3, 2004 — Allos Therapeutics (NASDAQ: ALTH) today announced that the U.S. Food and Drug Administration (FDA) awarded orphan drug status to the Company’s lead clinical candidate, EFAPROXYN™ (efaproxiral) for use as an adjunct to whole brain radiation therapy (WBRT) for the treatment of brain metastases in patients with breast cancer. EFAPROXYN™ is currently being investigated in a Phase 3 clinical trial in this indication at leading cancer centers across North America.

The FDA may award orphan drug designation to drugs that target conditions affecting 200,000 or fewer U.S. patients per year and provide a significant therapeutic advantage over existing treatments.  The orphan drug designation provides for U.S. marketing exclusivity for seven years following marketing approval by the FDA.  Additionally, the designation qualifies a product for possible funding to support clinical trials, study design assistance from the FDA during development and other financial incentives.

“We are pleased to have been awarded the FDA’s orphan drug designation for EFAPROXYN™,” said Michael E. Hart, Chief Executive Officer and President of Allos.  “This designation is a significant milestone in the development of EFAPROXYN™, and, if approved for marketing in this indication, will become an important component of our commercialization strategy.”

In February, Allos initiated a Phase 3, randomized, open-label, multi-center trial called ENRICH (ENhancing Whole Brain Radiation Therapy (WBRT) In Patients with Breast Cancer and Hypoxic Brain Metastases) designed to compare the effect of WBRT with supplemental oxygen with or without EFAPROXYN™ in women with brain metastases from breast cancer.  Results from earlier trials showed a positive survival benefit and demonstrated a desirable safety profile in this patient population.  EFAPROXYN™ is also currently being evaluated as a radiation sensitizer in patients with cervical cancer, (Stage IIIA/Stage IIIB) non-small cell lung cancer (NSCLC) and recurrent glioblastoma multiforme and as a possible chemo-enhancer enhancer for BCNU (carmustine) chemotherapy for the treatment of recurrent malignant glioma.

About EFAPROXYN

EFAPROXYN™ (efaproxiral) is the first synthetic small molecule designed to “sensitize” hypoxic (oxygen-deprived) areas of tumors prior to radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors.  The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy in the treatment of cancer.  By increasing tumor oxygenation at the time of treatment, EFAPROXYN™ has the potential to enhance the efficacy of standard radiation therapy.  Unlike chemotherapeutics or other radiation sensitizers, EFAPROXYN™does not have to cross the blood brain barrier or enter the tumor to be effective.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments.  The company’s lead clinical candidate, EFAPROXYN™, is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy.  In addition, Allos is developing PDX (pralatrexate), a novel small molecule cytoxic injectable antifolate (DHFR inhibitor) intended to treat non-small cell lung cancer, mesothelioma and non-Hodgkin’s lymphoma.  For more information, please visit the company’s web site at: www.allos.com.

Safe Harbor Statement

This announcement contains forward-looking statements that involve risks and uncertainties.  Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the Company’s ability to adequately demonstrate the safety and efficacy of EFAPROXYN™ for use as an adjunct to WBRT for the treatment of brain metastases in patients with breast cancer, and to obtain regulatory approval to market EFAPROXYN™ for this indication, as well as other risks and uncertainties detailed from time to time in the Company’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2003.  Results from earlier clinical trials are not necessarily predictive of future clinical results.  The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  Receiving orphan drug designation does not increase the likelihood of eventual regulatory approval for a product candidate.  All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

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Contacts:

Jennifer Neiman	Fern Lazar
Corporate Communications Manager	Lazar Partners Limited
720-540-5227	212-867-1762
jneiman@allos.com	flazar@lazarpartners.com